Exhibit 3.4

FENDER MUSICAL INSTRUMENTS COPORATION

FIRST AMENDMENT TO THE AMENDED AND RESTATED BY-LAWS

August 1, 2010

This First Amendment (the “First Amendment”) to the Amended and Restated By-Laws of Fender Musical Instruments Corporation (the “Corporation”), a Delaware corporation, is effective as of August 1, 2010. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Amended and Restated By-Laws.

WHEREAS, the Board believes it is in the best interests of the Corporation to amend certain provisions of the Amended and Restated By-Laws.

NOW, THEREFORE, the Amended and Restated By-Laws are hereby amended as follows:

1.	The first sentence of Section 2.1(a) is hereby deleted and replaced with the following:

“Every holder of stock in the Corporation shall be entitled to have a certificate signed by, or in the name of, the Corporation by the Chairman or Vice-Chairman of the board of directors, if any, the Chief Executive Officer, the President, if any, or a Vice President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation certifying the number of shares owned by him or her in the Corporation.”

2.	Section 2.7(f) is hereby deleted and replaced with the following:

“Meetings of the stockholders shall be presided over by one of the following officers in the order of seniority and if present and acting: the Chairman of the Board, if any, the Vice Chairman, if any, the Chief Executive Officer, the President, if any, a Vice President, or if none of the foregoing is in office and present and acting, by a chairman to be chosen by the stockholders. The Secretary of the Corporation, or in his or her absence, an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present, then the chairman of the meeting shall appoint a secretary of the meeting.”

3.	The first sentence of Section 3.4(b) is hereby deleted and replaced with the following:

“Meetings shall be held at the principal office of the Corporation in the state of Arizona or at such other place within or without the State of Delaware as shall be fixed by the Board.”

4.	The second sentence of Section 3.4(c) is hereby deleted and replaced with the following:

“Special meetings may be called by or at the direction of the Chairman of the Board, if any, the Vice-Chairman of the Board, if any, the Chief Executive Officer, the President, if any, or the majority of other directors in office.”

5.	Section 3.4(f) is hereby deleted and replaced with the following:

“(f) CHAIRMAN OF THE MEETING. If present and acting, the Chairman of the Board, shall preside at all meetings. Otherwise, if present and acting, the Vice Chairman, the Chief Executive Officer, or any other director chosen by the board, shall preside.”

6.	Article IV is hereby deleted and replaced in its entirety with the following:

“OFFICERS

Section 4.1. CORPORATE OFFICERS. The officers of the Corporation shall be a Chief Executive Officer, a Treasurer, and a Secretary. The corporation also may have a President. The Chief Executive Officer also shall have the right to choose and designate Vice Presidents with the rights and powers set forth herein. Any number of offices may be held by the same person, unless the Corporation’s Certificate of Incorporation or any amendment or certificate of designation related thereto or these By-Laws provides otherwise.

Section 4.2. APPOINTMENT OF OFFICERS BY BOARD OF DIRECTORS. Except as provided in Section 4.1 above, the officers of the Corporation, including those appointed in accordance with the provisions of Section 4.3 below, shall be elected by the board of directors and serve at the pleasure of the board of directors.

Section 4.3. APPOINTMENT OF ADDITIONAL OFFICERS. At the discretion of the board of directors, the Corporation also may have a Chairman or Co-Chairmen of the Board, a Vice Chairman, , one or more Vice Presidents, a Chief Financial Officer, one or more Assistant Secretaries, one or more Assistant Treasurers, and any other officers that the board of directors deems necessary or appropriate for the proper running of the Corporation. The board of directors may appoint these additional officers, each of whom shall have such authority and perform such duties as are provided in these By-Laws or as the board of directors may from time to time determine.

Section 4.4. COMPENSATION. The salaries of the Chairman of the Board, if any, the Chief Executive Officer, the President, if any, the Treasurer, the Secretary, and any other officers identified by the board of directors from time to time, shall be fixed by the board of directors. The salaries of all other officers shall be fixed by the Chief Executive Officer in accordance with the Corporation’s annual budget approved by the Board.

Section 4.5. TERM AND REMOVAL. The officers of the Corporation shall hold office until their successors are chosen and qualified or until their earlier resignation or removal. Any officer elected or appointed by the board of directors may be removed at any time by the affirmative vote of a majority of the board of directors. Any vacancy in any office shall be filled in the manner prescribed by these By-Laws for regular appointments to that office.

Section 4.6. CHAIRMAN OF THE BOARD; VICE CHAIRMAN. The Chairman of the Board, if one shall be appointed, shall, subject to the direction and control of the board of directors, perform all duties incident to the office of the Chairman of the Board or as may be prescribed by the board of directors or these By-Laws from time to time. The Chairman may be designated Chief Executive Officer of the Corporation. The powers and duties of the Chairman of the Board, subject to the direction and control of the board of directors, include:

•	Provide leadership to the board of directors and uphold high corporate governance and ethical standards.

•	Preside over the annual stockholder meeting.

•	Convene and preside as chair over regular and special meetings of the board of directors.

•	Act as a liaison between the Chief Executive Officer and the board of directors and facilitate communication between meetings.

•	Call special meetings of the board of directors.

•	Set the agenda for meetings of the board of directors with the input of management and the board of directors.

•	Establish the processes the board of directors uses in managing the responsibilities of the board of directors and committees.

•	Lead the annual performance review of the Chief Executive Officer.

•	Lead the board of directors in an annual review of the performance and effectiveness of the board of directors and its committees.

•	If an independent director, convene and preside as chair over executive sessions and meetings of the non-management and independent directors.

•	Such other duties and powers as may be conferred upon the Chairman by the board of directors or these By-Laws.

Any reference to the Chairman in these By-Laws shall be deemed to mean, if there are Co-Chairmen, either Co-Chairmen, each of whom may exercise the full powers and authorities of the office.

The board of directors shall have the right to appoint a Vice Chairman if and to the extent deemed necessary from time to time. The Vice Chairman shall assist the Chairman in discharging the Chairman’s duties in accordance with the By-Laws. The Vice Chairman shall perform such duties and have such powers as the board of directors may from time to time prescribe. The Vice Chairman shall attend all meetings of the board of directors, but shall not be a director of the Corporation or be entitled to a vote at any meeting of the board of directors, unless and until such Vice Chairman is elected to be a director in accordance with these By-Laws.

Section 4.7. CHIEF EXECUTIVE OFFICER. The Chief Executive Officer shall, subject to the direction and control of the board of directors, supervise and control the business and affairs of the Corporation. The Chief Executive Officer may be designated Chairman of the Board. The Chief Executive Officer shall perform all duties incident to a chief executive officer of a corporation or as may be prescribed by the board of directors or the By-Laws from time to time. Subject to the direction and control of the board of directors, the powers and duties of the Chief Executive Officer include:

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General supervision, direction and control and active management of the business, operations and affairs of the Corporation and general powers and duties usually vested in the chief executive officer of a corporation.

•	General authority to exercise all of the powers and authority necessary for the Chief Executive Officer of the Corporation, except as otherwise provided in the Corporation’s bylaws.

•	In the absence of the Chairman or if there is no Chairman, preside at all meetings of the board of directors and the stockholders of the Corporation.

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Present to the board of directors full information regarding the operations and affairs of the Corporation and information requisite to enable the board of directors to exercise judgment and take action upon all matters requiring its consideration, and see that all orders and resolutions of the board of directors are carried into effect.

•	Such other duties and powers as may be conferred upon the Chief Executive Officer by the board of directors or the Corporation’s By-Laws.

Section 4.8. PRESIDENT. The President, if one shall be appointed, shall, subject to the provisions of these By-Laws and to the direction and control of the board of directors, and subject to the supervisory powers of the Chief Executive Officer (if the Chief Executive Officer is an officer other than the President), supervise and control the business and affairs of the Corporation and shall perform all duties incident to that position or as may be prescribed by the board of directors, the Chief Executive Officer or the By-Laws from time to time. The President may be designated Chief Executive Officer of the Corporation. Subject to direction and control of the Board of Directors and to the supervisory powers of the Chief Executive Officer, the powers and duties of the President include:

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General supervision, direction and control of the business and affairs of the Corporation and general supervision and direction of all of the officers, employees and agents of the Corporation (other than the Chief Executive Officer).

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In the absence of the Chairman and the Chief Executive Officer or if there is no Chairman or Chief Executive Officer, preside at all meetings of the Board of Directors and the stockholders of the Corporation.

•	Sign certificates of shares of stock of the Corporation.

•	Sign and execute in the name of the Corporation all contracts or other instruments authorized by the Board of Directors.

•	Such other duties and powers as may be conferred upon the President by the Board of Directors, the Chairman, the Chief Executive Officer or the Corporation’s By-Laws.

Section 4.9. VICE PRESIDENTS. The Corporation may have (in descending order of rank and authority) executive vice presidents, senior vice presidents, and vice presidents. The vice presidents shall perform such duties and have such powers as prescribed for them from time to time by the board of directors or the Chief Executive Officer.

Section 4.10. TREASURER. Subject to the direction and control of the Board of Directors and to the supervisory powers of the Chief Executive Officer, the powers and duties of the Chief Financial Officer include:

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To supervise and control the keeping and maintaining of adequate and correct accounts of the Corporation’s properties and business transactions, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, surplus and shares. The books of account shall at all reasonable times be open to inspection by any director.

•

To have the custody of all funds, securities, evidences of indebtedness and other valuable documents of the Corporation and, to cause any or all thereof to be deposited for the account of the Corporation with such depository as may be designated from time to time by the board of directors.

•	To receive or cause to be received, and to give or cause to be given, receipts and acquittances for moneys paid in for the account of the Corporation.

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To disburse, or cause to be disbursed, all funds of the Corporation as may be directed by the Chief Executive Officer, the President, or the board of directors, taking proper vouchers for such disbursements and in compliance with all policies and procedures of the Company.

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To render to the Chief Executive Officer, the President, or the board of directors, whenever any may require, accounts of all transactions as Chief Financial Officer and of the financial condition of the Corporation.

•	Generally to do and perform all such duties as pertain to such office and as may be required by the board of directors or these By-Laws.

Section 4.11. ASSISTANT TREASURER. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the board of directors (or if there be no such determination, then in the order of their election), shall, in the absence of the treasurer or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the treasurer and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

Section 4.12. SECRETARY. The secretary shall attend all meetings of the board of directors, except as designated by the board of directors, and all meetings of the stockholders and record all the proceedings of the meetings of the Corporation and of the board of directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. He or she shall give, or cause to be given, notice of all meetings of the stockholder and special meetings of the board of directors, and shall perform such other duties as may be prescribed by the board of directors, the Chief Executive Officer, or the President. He or she shall have custody of the corporate seal of the Corporation and he or she, or an assistant secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by his or her signature or the signature of such assistant secretary.

The board of directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his other signature.

Section 4.13. ASSISTANT SECRETARIES. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors (or if there be no such determination, then in the order of their election), shall, in the absence of the secretary or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors, the Chief Executive Officer, or the President may from time to time prescribe.

7.	Except as expressly provided in this First Amendment, all other terms and conditions of the Amended and Restated By-Laws remain in full force and effect.

IN WITNESS WHEREOF, the undersigned officer of the Corporation hereby certifies on this 2nd day of Setember, 2010, the forgoing represents a duly adopted amendment to the Amended and Restated By-Laws of the Corporation.

By:	/s/ Mark Van Vleet
Name:	Mark Van Vleet
Title:	Secretary